Exhibit 99.1

Kroger Elects Karen M. Hoguet to Board of Directors

CINCINNATI, December 12, 2019 – The Kroger Co. (NYSE: KR) today announced that Karen M. Hoguet has been elected to the company’s board of directors.

Ms. Hoguet served as the chief financial officer of Macy’s, Inc. from October 1997 until July 2018. She then served as a strategic advisor to the CEO until her retirement earlier this year. Ms. Hoguet currently serves on the Nielsen Holdings plc board and previously served on the boards of Chubb and Cincinnati Bell.

“We are pleased to welcome Karen to Kroger,” said Rodney McMullen, Kroger’s chairman and CEO. “She brings more than 35 years of retail and commercial experience to our board. Karen’s long tenure as a senior executive of a publicly-traded retail company provides strategy, transformation, financial, audit and risk oversight experience that will benefit our business and our shareholders.”

Ms. Hoguet is a graduate of Brown University, receiving a Sc.B. in Applied Mathematics. She earned an MBA from Harvard Business School. Ms. Hoguet was recognized by the Wall Street Journal as the nation’s top CFO in 2014. She gives back to the Cincinnati community through her service as a member of the UC Health and Hebrew Union College boards.

Ms. Hoguet is elected to serve until Kroger’s annual meeting of shareholders in June 2020. At that time, she will stand for election by the shareholders.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Contacts: Media: Kristal Howard, (513) 762-1304; Investors: Rebekah Manis, (513) 762-4969